Exhibit 99.1

Media Relations

News release

NOT FOR IMMEDIATE RELEASE

Contact

Steve Brecken

781.522.5127

Investor Relations Contact

Greg Smith

781.522.5141

Raytheon Company Increases Dividend 9 Percent and

Announces New Share Repurchase Plan

WALTHAM, Mass., (March 30, 2006) Raytheon Company (NYSE: RTN) announced today that its Board of Directors voted to increase the Company’s annual dividend by 9 percent, from $0.88 to $0.96. The Board also authorized payment of a quarterly cash dividend of 24 cents per outstanding share of common stock to be paid on May 9, 2006 to shareholders of record as of the close of business on April 11, 2006. Payment of quarterly dividends is subject to Board authorization.

The Board of Directors also authorized the repurchase of up to an additional $750 million of the Company’s outstanding common stock commencing in 2006. Share repurchases will take place from time to time at management’s discretion depending on market conditions.

“This once again demonstrates our strong financial performance and our commitment to increase shareholder value,” said William H. Swanson, Raytheon’s Chairman and CEO.

Raytheon Company (NYSE: RTN), with 2005 sales of $21.9 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

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